Exhibit 99.1

Proteostasis Therapeutics Announces Positive Clinical Results from Studies of PTI-428,

PTI-801 and PTI-808 in Healthy Volunteers and Patients with Cystic Fibrosis

- Company to Host Conference Call and Webcast Today at 5:00 p.m. ET -

CAMBRIDGE, Mass. – December 11, 2017 – Proteostasis Therapeutics, Inc. (NASDAQ:PTI), a clinical stage biopharmaceutical company dedicated to the discovery and development of groundbreaking therapies to treat cystic fibrosis (CF) and other diseases caused by dysfunctional protein processing, today announced positive study results across all three of the company’s CF pipeline programs. These include a study in CF subjects for PTI-428, a cystic fibrosis transmembrane conductance regulator (CFTR) amplifier; interim data for a study in CF subjects for PTI-801, a new generation CFTR corrector; and studies in healthy volunteers for PTI-808, a CFTR potentiator, and the combination of PTI-428, PTI-801 and PTI-808. The results support the goal of studying the Company’s novel CFTR modulators in doublet and triplet combinations in CF subjects.

Results of PTI-428 Meet Efficacy Endpoint in 28-day Study in CF Patients on Background Orkambi

Proteostasis announced that it has completed its Phase 2 study designed to evaluate the efficacy, safety, and tolerability of 50 mg once-a-day of PTI-428 over a 28-day treatment of CF patients on background Orkambi®1 (lumacaftor/ivacaftor). The addition of PTI-428 to Orkambi® demonstrated mean absolute improvements in ppFEV1 of 5.2 percentage points from baseline compared to placebo (p<0.05), with mean relative improvements of 9.2 percent (p<0.05). This treatment effect was achieved by day 14 and sustained through 28 days of dosing.

“This is an important first step towards translating the scientific potential of the first and only genotype agnostic CFTR modulator in development, and its ability to enhance Orkambi by selectively increasing the production of the CFTR protein,” said Dr. Patrick Flume, a clinical investigator at the Medical University of South Carolina, a CFFT Therapeutics Development Network center, who is participating in the PTI-428 and PTI-801 clinical studies. “I look forward to seeing PTI-428 evaluated in further combination studies, with the goal of fully elucidating the potential of this unique CFTR amplifier.”

The two registrational phase 3 studies of Orkambi®, TRAFFIC and TRANSPORT, showed that magnitude of response to Orkambi® varied according to patient lung function at screening, suggesting that the overall efficacy was mainly driven by the subgroup with baseline ppFEV1 below 70% (+3.3 percentage points) while the changes in the group with FEV1 ≥70% were not statistically significant. A similar analysis was performed in the 28-day study with PTI-428 and it showed an average +6.6 percentage points increase (p<0.05) in absolute ppFEV1 compared to placebo for patients who had lower baseline ppFEV1 value (<70%). The results of the subgroup analysis are consistent with Phase 3 data with Orkambi®, suggesting that PTI-428 potentially amplifies the Orkambi® effect in the responder population.

Additional exploratory endpoints in the study included measurement of changes in sweat chloride and CFTR expression in nasal epithelia. In this study, a positive increase in CFTR protein from baseline was observed in PTI-428 treated subjects and the magnitude of change was consistent with the changes in CFTR protein levels observed in an in vitro human bronchial cell (HBE) model. In contrast, changes in sweat chloride did not correlate with changes in lung function.

[1]	Orkambi® is a registered trademark from Vertex Pharmaceuticals, Inc.

The 28-day study continues to confirm the safety profile of PTI-428 in that it was generally well tolerated and lacked clinically meaningful drug-drug interactions with ivacaftor and lumacaftor. Fourteen of 20 subjects receiving PTI-428 and two of four subjects receiving placebo experienced at least one treatment emergent adverse event. There were no serious adverse events and there were 2 adverse events that led to study discontinuation. Both cases were thrombocytopenia of mild grade and comparable magnitude and value. One occurred while a subject was on Orkambi® only and one in a subject receiving PTI-428, with both subjects resolving spontaneously.

“The ability to capture an improvement in absolute ppFEV1 along with a targeted increase in the CFTR protein at 50 mg of PTI-428 indicates that we have been able to identify a starting dose that will guide us for future dose optimization in combination studies with our proprietary potentiator and corrector,” said Meenu Chhabra, president and CEO.

Preliminary Ad Hoc Analysis of PTI-801 in Ongoing 14-day Study in CF Patients on Background Orkambi

The Company has also shared initial data from the first five subjects (four PTI-801 treated and one placebo) of the first dose level tested in the 14-day dosing study of PTI-801 in CF patients on background Orkambi® therapy. All four subjects who received once-a-day 100 mg of PTI-801 have completed two weeks of dosing. The pharmacokinetic (PK) profile observed from these four subjects is consistent with the PK profile observed for healthy volunteers. These initial data also showed no clinically meaningful drug-drug interactions with either lumacaftor or ivacaftor. There were no serious adverse safety events reported that were considered as possibly drug related. Mean absolute improvements in ppFEV1 of approximately 4 percentage points from baseline, with mean relative improvements of approximately 7 percent, were observed in the four PTI-801 subjects who have completed two weeks of dosing to date. The first cohort of up to 20 patients is still recruiting with enrollment expected to complete in Q1 2018.

“This initial data begins to validate the in vitro profile of PTI-801 and its potential to bolster efficacy for subjects on Orkambi®. We are eager to explore a dose response in the next planned cohort with 200 mg of once a day dosing,” said Ms. Chhabra.

PTI-808 Completes Safety and PK Profile from SAD and MAD Study in Healthy Volunteers

A total of 48 healthy volunteers have participated and completed the study of up to 300 mg of once-a-day, orally dosed PTI-808, a novel CFTR potentiator that was tested in single and multiple dose cohorts. PTI-808 was found to be generally well tolerated. One subject experienced a serious adverse event from a pre-existing condition of transverse myelitis. This serious adverse event was considered unlikely to be related to the study drug. No adverse events leading to discontinuation of treatment were reported. All other adverse events that have been reported to date were of mild or moderate severity. Preliminary PK assessment of PTI-808 suggest that it could potentially be suitable for once daily dosing.

Co-administration of PTI-428, PTI-808 and PTI-801 in Healthy Volunteers Completed

PTI completed a healthy volunteer co-administration study of its three proprietary CFTR modulators testing safety and tolerability in 20 subjects. Safety and PK profiles achieved with seven days of once-a-day oral dosing of PTI-428, PTI-801 and PTI-808 indicate these compounds were generally well-tolerated and could potentially be amenable for once a day dosing. No SAEs or AEs leading to discontinuation of treatment were reported. The PK data demonstrated a lack of clinically meaningful drug-drug interactions. Combination study protocols have been reviewed by key patient advocacy and regulatory authorities in US and Europe.

“The phase 2 data with PTI-428, along with initial clinical evidence with PTI-801 and the completion of co-administration safety and PK studies with all three CFTR modulators in healthy volunteers further cements our progress towards combination development with our proprietary compounds in the CF patient population,” said Ms. Chhabra. “We look forward to initiating a doublet study of PTI-801 and PTI-808 in CF subjects and progressing towards a triple combination study in CF subjects in 2018.”

Conference Call and Webcast

Proteostasis will hold a conference call and accompanying webcast today, December 11, 2017, at 5:00 p.m. ET to discuss the data announced today. The conference call can be accessed by dialing 1-844-534-7315 from the United States or 1-574-990-3007 from outside the United States and referring to conference ID 8786987. A live webcast and accompanying slide presentation will be available on the Event Calendar page in the Investors & Media section of the company’s website, www.proteostasis.com. A replay of the webcast will be available on the company’s website shortly after the conclusion of the conference call.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a clinical stage biopharmaceutical company developing small molecule therapeutics to treat cystic fibrosis (CF) and other diseases caused by dysfunctional protein processing. Headquartered in Cambridge, MA, the Proteostasis Therapeutics team focuses on identifying therapies that restore protein function. In addition to its multiple programs in cystic fibrosis, Proteostasis Therapeutics has formed a collaboration with Astellas Pharma, Inc. to research and identify therapies targeting the Unfolded Protein Response (UPR) pathway. For more information, visit www.proteostasis.com.

Safe Harbor

To the extent that statements in this release are not historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “aim,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements made in this release include, without limitation, statements regarding the expected timing of the initiation of, patient enrollment in, data from, and the completion of, our clinical studies and cohorts for PTI-428, PTI-801, PTI-808 and our dual and triple combination therapy candidates. Forward-looking statements made in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, the possibility final or future results from our drug candidate trials (including, without limitation, longer duration studies) do not achieve positive results or are materially and negatively different from or not indicative of the preliminary results reported by the Company (noting that these results are based on a small number of patients and small data set), uncertainties inherent in the execution and completion of clinical trials (including, without limitation, the possibility FDA requires us to run cohorts sequentially or conduct additional cohorts or pre-clinical or clinical studies), in the enrollment of CF patients in our clinical trials, in the timing of availability of trial data, in the results of the clinical trials, in possible adverse events from our trials, in the actions of regulatory agencies, in endorsement, if any, by therapeutic development arms of CF patient advocacy groups, and those set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and our other SEC filings. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investors:

David Pitts

Argot Partners

212.600.1902

david@argotpartners.com

Media:

Eliza Schleifstein

Argot Partners

973.361.1546

eliza@argotpartners.com

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